2825 Airview Boulevard
Kalamazoo, MI 49002
September 28, 2012
Kevin Lobo
Group President, Orthopaedics
Stryker
325 Corporate Drive
Mahwah, NJ 07430

Re:	Employment Terms
Dear Kevin:
This letter agreement (“Agreement”) sets forth the terms of your continuing employment with Stryker Corporation (the “Company”).
1.Effective Date; Employment as President and Chief Executive Officer. Effective October 1, 2012 (“Effective Date”), you will be employed as the President and Chief Executive Officer of the Company, reporting to the Board. You will continue to be an at-will employee for all purposes. As such, your employment may be terminated by the Company or by you at any time with or without prior notice. Your principal place of employment will be at the Company's headquarters in Kalamazoo, Michigan. On or about the Effective Date, you will be appointed as a member of the Board. Thereafter, while you are serving as Chief Executive Officer, the Board will nominate you for re-election as a member of the Board consistent with Board practices as and when your term as a director otherwise would expire. You agree to serve without additional compensation as a director of the Company and as an officer or director of any of the Company's subsidiaries.

2.Base Salary. Commencing on the Effective Date, you will be entitled to a base salary at an annual rate of $1,000,000, payable in accordance with the regular payroll practices of the Company. Your base salary will be reviewed annually by the Board (or a committee thereof) for any increase in the sole discretion of the Board (or committee).

3.Annual Bonus. For each fiscal year of your employment with the Company, you will continue to be eligible to participate in the Company's Executive Bonus Plan (the “Bonus Plan”). You will have the opportunity to earn a target bonus under the Bonus Plan, measured against criteria to be determined by the Board (or a committee thereof), of 130% of your base salary; provided, your annual bonus for the 2012 fiscal year: (a) for the period of the fiscal year through September 30, will be based on your base salary, target bonus amount and goals applicable to you as Group President and will be prorated at 75% of the amount earned and (b) for the period of the fiscal year from October 1, will be based on your base salary, target bonus amount and goals applicable to you as Chief Executive Officer and prorated at 25% of amount earned. The amount earned under each of clause (a) and clause (b), if any, will be determined by the Board and will be payable in accordance with the terms and conditions of the Bonus Plan.

4.Long-Term Incentive Compensation. You will continue to be eligible to participate in the Company's long-term incentive plans in a manner consistent with awards to other senior executives granted from time to time. Your annual long-term incentive award to be granted during fiscal year 2013 will be for a grant date fair value of $6,000,000 (as determined in accordance with Company practices, and provided that you are employed by the Company on such date) and otherwise will be determined in accordance with the structure and terms of annual long-term incentive awards granted to other senior executives at such time. All long-term incentive awards thereafter will be determined and granted in the sole discretion of the Board (or a committee thereof).

5.One-Time Promotion Awards. On the Effective Date, you will be granted the following awards, as determined in accordance with Company practices:

(a)An award of stock options having a grant date fair value of $2,000,000, an exercise price equal to the fair market value of one share of Company common stock as determined in accordance with the applicable long-term incentive plan on the grant date and will be subject to the same terms and conditions as (including a 20% per year annual vesting requirement), and which award will be set forth in a stock option award agreement that is substantially similar to, the annual award of stock options granted to senior executives during 2012.

(b)An award of performance stock units having a target grant date fair value of $2,000,000, which award will be subject to the same terms and conditions as (including performance goals), and which award will be set forth in a performance stock unit award agreement that is substantially similar to, the annual award of performance stock units granted to senior executives during 2012.

(c)An award of restricted stock units having a grant date fair value of $3,000,000, cliff vesting on the third anniversary of the Effective Date and otherwise having such terms and conditions as, and which award will be set forth in a restricted stock unit award agreement that is substantially similar to, the annual award of restricted stock units granted to senior executives during 2012.

6.Employee Benefits; Policies. You will continue to be entitled to participate in all employee benefit plans, perquisites and personal benefits (including participation in the Annual Executive Health Program) that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with your position. You will be entitled to annual paid vacation in accordance with the Company's time off policy applicable to senior executives. You will continue to be subject to the Company's senior executive stock ownership policy, as may be in effect from time to time, but in the amount applicable to the Chief Executive Officer under such policy; i.e., to acquire and hold shares of Company common stock having a value equal to five (5) times your prevailing base salary and for which you will have five (5) years from the Effective Date to accumulate thereunder.

7.Relocation. You will relocate your principal residence to the vicinity of the Company's headquarters in Kalamazoo, Michigan not later than October 1, 2013. You will be entitled to relocation benefits in accordance with the Company's US Domestic Mobility Policy applicable to senior executives.

8.Restrictive Covenant Agreement.

(a)You will continue to be subject to the Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement previously entered into with the Company (“Restrictive Covenant Agreement”). The Restrictive Covenant Agreement will survive any termination of your employment.

9.Arbitration.

(a)Excepting any claim for benefits under any employee benefit plan in which you are a participant (which claims shall be determined in accordance with the terms of such plan), to the fullest extent permitted by law, all claims that you may have against Company or which Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in the state of Michigan. The arbitration will be held pursuant to the rules of the American Arbitration Association (applicable to commercial disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Each party shall bear its own fees and expenses in connection with any such arbitration.

(b)Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a Michigan court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Restrictive Covenant Agreement), seek a temporary restraining order or injunction in a Michigan court restraining breach pending a determination on the merits by the arbitrator.

(c)THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

10.Forfeiture; Recoupment of Incentive Compensation. All annual, long-term and other incentive compensation hereunder or pursuant to any plan, program or other agreement in which you are a participant or a party shall be subject to cancellation, forfeiture and recoupment by the Company, and shall be repaid by you to the Company, to the extent required by law, regulation or stock exchange listing requirement, or as may be required pursuant to any Company corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.

11.Section 409A. Anything in this Agreement to the contrary notwithstanding:

(a)It is intended that any amounts payable under this Agreement, or otherwise, during your employment will either be exempt from or comply with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretive authority issued thereunder so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent.

(b)To the extent necessary to comply with the provisions of Section 409A, reimbursements to you in connection with your employment will be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and will otherwise be made in a manner that complies with the requirements of Treasury Regulation Section 1.409A−3(i)(l)(iv).

(c)If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of your separation from service (within the meaning of Treas. Reg.

Section 1.409A-1(h)), then any payment or benefit on account of your separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all delayed payments and benefits will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due you will be paid or provided in accordance with the normal payment dates specified for them herein. Respecting any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to your “termination of employment” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

12.Miscellaneous.

(a)Entire Agreement; Amendments; No Waiver. This Agreement supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement shall apply. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

(b)Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and the Company and its successors and permitted assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee's delivery to you of a written assumption of this Agreement.

(c)Counterparts. This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument. This Agreement may be executed by a signature delivered by facsimile or in e-mail/PDF or other electronic format.

[Signatures are on the following page]

On behalf of the Company, I am delighted to extend this offer to serve as the Company's President and Chief Executive Officer and look forward to a continuing mutually rewarding relationship.

Very truly yours, Stryker Board of Directors
/s/ WILLIAM U. PARFET
William U. Parfet
Non-Executive Chairman of the Board
September 28, 2012

Agreed and Accepted:
/s/ KEVIN A. LOBO
Kevin A. Lobo